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                                                                     EXHIBIT 5.1


                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                            HOUSTON, TEXAS 77002-6760


                                                                   April 2, 2001


Mitchell Energy & Development Corp.
P. O. Box 4000
The Woodlands, Texas 77387-4000

Ladies and Gentlemen:

     We have acted as counsel for Mitchell Energy & Development Corp., a Texas corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by George P. Mitchell of up to 5,175,000 shares of Class A Common Stock, par value $.10 per share, of the Company (the "Common Stock").

     Before rendering our opinions hereinafter set forth, we examined such certificates, instruments and documents, and we reviewed such questions of law, as we considered appropriate.

     Based upon the foregoing, we are of the opinion that such 5,175,000 shares of Common Stock are validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the laws of the United States of America and the State of Texas.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-3 relating to such 5,175,000 shares of Common Stock and to the use of our name in the prospectus forming a part of such Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                              Very truly yours,



                                              Vinson & Elkins L.L.P.